Nuveen Municipal Credit Income Fund N-14 8C

Exhibit (14)a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nuveen Municipal Credit Income Fund of our report dated December 26, 2025, relating to the financial statements and financial highlights which appears in Nuveen Minnesota Quality Municipal Income Fund and Nuveen Virginia Quality Municipal Income Fund Certified Shareholder Reports on Form N-CSR for the year ended May 31, 2025 and our report dated July 28, 2025, relating to the financial statements and financial highlights which appears in Nuveen Municipal Credit Income Fund’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Experts”, "Financial Highlights" and "Supplemental Financial Information and Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 12, 2026